As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284510

SUPPLEMENT NO. 1 DATED NOVEMBER 2, 2026

(To the Series A Perpetual Strike Preferred Stock Annex dated March 23, 2026, to Base Prospectus Supplement dated November 4, 2025, as supplemented by Supplement No. 1 thereto dated March 23, 2026, Supplement No. 2 thereto dated May 6, 2026 and Supplement No. 3 thereto dated November 2, 2026, and to the Prospectus dated January 27, 2025)

SERIES A PERPETUAL STRIKE PREFERRED STOCK ANNEX

Up to $2,100,000,000

8.00% Series A Perpetual Strike Preferred Stock

This prospectus supplement (“Supplement No. 1 to the STRK Stock Annex”) relates to the offer and sale of shares of our 8.00% Series A Perpetual Strike Preferred Stock (the “STRK Stock”) and supplements and amends the prospectus supplement annex relating to the sale of our STRK Stock that we filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2026 (the “STRK Stock Annex”). The shares of STRK Stock offered pursuant to the STRK Stock Annex are among the securities described in the base prospectus supplement dated November 4, 2025, that we filed with the SEC on such date, as supplemented by the supplements to the base prospectus supplement dated March 23, 2026, May 6, 2026 and November 2, 2026 (as supplemented, the “base prospectus supplement”), and the prospectus dated January 27, 2025 (the “prospectus”).

This Supplement No. 1 to the STRK Stock Annex should be read in conjunction with the STRK Stock Annex, the accompanying base prospectus supplement and prospectus, and the contents of that accompanying base prospectus supplement and prospectus are incorporated by reference into the STRK Stock Annex. To the extent the information in this Supplement No. 1 to the STRK Stock Annex is inconsistent with the information contained in the STRK Stock Annex, the information in this Supplement No. 1 to the STRK Stock Annex supersedes such information. Except as set forth herein, the STRK Stock Annex, the base prospectus supplement and the prospectus remain unchanged.

This Supplement No. 1 to the STRK Stock Annex is being filed to reflect that on October 29, 2026, we filed an Amended and Restated Certificate of Designations of the STRK Stock (the “Amended and Restated STRK Certificate of Designations”) with the Secretary of State of the State of Delaware, which will become effective at 12:01 a.m., Eastern time, on January 1, 2027. The filing of the Amended and Restated STRK Certificate of Designations was approved at our 2026 Special Meeting of Stockholders held on October 28, 2026, pursuant to the required stockholder vote.

The Amended and Restated STRK Certificate of Designations amends the dividend payment cadence provisions of the existing Certificate of Designations of the STRK Stock, as amended on July 7, 2025 (the “Original Amended STRK Certificate of Designations”), such that, together with conforming and related changes, declared regular dividends on the STRK Stock will be paid on each business day (as such term is defined in the Amended and Restated STRK Certificate of Designations) (instead of quarterly) beginning January 4, 2027 (such changes collectively, the “STRK Dividend Amendment”).

Our STRK Stock is listed on The Nasdaq Global Select Market under the trading symbol “STRK.” On October 30, 2026, the last reported sale price of our STRK Stock on The Nasdaq Global Select Market was $67.85 per share.

Our business and an investment in the STRK Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page SA-10 of the STRK Stock Annex, under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, and in the documents incorporated by reference into the accompanying base prospectus supplement and prospectus.

Neither the SEC nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement No. 1 to the STRK Stock Annex, the STRK Stock Annex, the accompanying base prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

TD Securities	StoneX	A.G.P.	Barclays

BTIG	Canaccord Genuity	Cantor	Clear Street

Compass Point	H.C. Wainwright & Co.	Keefe, Bruyette & Woods	Maxim Group LLC

Mizuho	Moelis & Company	Morgan Stanley	Santander

SOCIETE GENERALE	Texas Capital Securities

The date of this Supplement No. 1 to the STRK Stock Annex is November 2, 2026.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING

You should read this Supplement No. 1 to the STRK Stock Annex in conjunction with the STRK Stock Annex, the accompanying base prospectus supplement, and the prospectus dated January 27, 2025. The STRK Stock Annex contains the specific terms of the STRK Stock (the description of which is being amended hereby) and of our at-the-market offering of up to $2,100,000,000 of shares of our STRK Stock, and the base prospectus supplement describes the terms applicable to our at-the-market offerings of class A common stock and preferred stock in general. You should carefully consider, among other things, the matters set forth under “Risk Factors Related to the ATM Offering Programs” in the base prospectus supplement and “Risk Factors” in the STRK Stock Annex.

You may access the STRK Stock Annex, the accompanying base prospectus supplement, and the prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

STRK Stock Annex:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118782/d824451d424b5.htm
Base Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525263653/d87896d424b2.htm
Supplement No. 1:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118657/d110473d424b2.htm
Supplement No. 2:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526208982/d36173d424b3.htm
Supplement No. 3:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526442740/d60250d424b3.htm
Prospectus:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525012707/d608278ds3asr.htm

AMENDMENTS TO THE STRK STOCK ANNEX

In connection with the effectiveness of the STRK Dividend Amendment, the STRK Stock Annex is hereby amended as set forth below. Each provision set forth below shall replace, in its entirety, the corresponding provision of the STRK Stock Annex, unless otherwise specified. For the avoidance of doubt, the amendments described below reflect the terms of the STRK Stock that will become effective on January 1, 2027. Except as otherwise expressly provided in the Amended and Restated STRK Certificate of Designations, matters relating to periods prior to January 1, 2027, including the declaration, calculation and payment of regular dividends, will continue to be governed by the Original Amended STRK Certificate of Designations.

1. Cover page—regular dividends.

The following paragraph shall replace, in its entirety, the paragraph beginning “The STRK Stock accumulates cumulative dividends” on the cover page of the STRK Stock Annex under the heading “STRK STOCK”:

The STRK Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a rate per annum equal to 8.00% on the stated amount thereof, which is $100 per share of STRK Stock. Through December 31, 2026, regular dividends will continue to be payable quarterly, when, as and if declared, with the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, regular dividends on the STRK Stock will be payable when, as and if declared by our board of directors, out of funds legally available for their payment to the extent paid in cash, in arrears on each “regular dividend payment date” (as defined below under “Description of STRK Stock—Definitions”), generally each business day, to the preferred stockholders of record as of the close of business on the corresponding regular record date or dates.

2. Cover page—redemption price.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRK Stock” on the cover page of the STRK Stock Annex:

The redemption price for any STRK Stock to be redeemed will be a cash amount equal to the liquidation preference of the STRK Stock to be redeemed as of the business day immediately before the date we send the related redemption notice (or, in the case of a redemption in connection with a tax event, the greater of (i) that liquidation preference and (ii) the average of the last reported sale prices per share of STRK Stock for the five consecutive trading days ending on, and including, the trading day immediately before the date on which we send the related redemption notice), plus accumulated and unpaid regular dividends to, and including, the regular record date immediately before the redemption date.

3. Cover page—fundamental change repurchase price.

The following paragraph shall replace, in its entirety, the paragraph beginning “If a ‘fundamental change’” on the cover page of the STRK Stock Annex:

If a “fundamental change” (as defined in this STRK Stock Annex) occurs, then, except as described in this STRK Stock Annex, preferred stockholders will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRK Stock at a cash repurchase price equal to the stated amount of the STRK Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, to, and including, the regular record date immediately before the fundamental change repurchase date.

4. “The Offering”—Regular Dividend Payment Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Dividend Payment Dates” under the heading “The Offering” in the STRK Stock Annex:

Through December 31, 2026, regular dividend payment dates will continue to be March 31, June 30, September 30 and December 31 of each year. Beginning January 1, 2027, for any calendar month, each day within such calendar month that, as of the first business day immediately preceding the first calendar day of that month (or, if earlier, the date on which the first regular dividend for that month is declared), is scheduled to be a business day, subject to our right to designate additional business days as described under the caption “Description of STRK Stock—Regular Dividends—Generally.” The first regular dividend payment date after the amendment and restatement effective time will be January 4, 2027 (or such other date specified in the certificate representing the applicable share of STRK Stock).

5. “The Offering”—Regular Record Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Record Dates” under the heading “The Offering” in the STRK Stock Annex:

Through December 31, 2026, regular record dates will continue to be March 15, June 15, September 15 and December 15, with December 15, 2026 being the record date for the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, regular record dates will be each calendar day, including Saturdays, Sundays and holidays. Each regular record date corresponds to the first regular dividend payment date occurring after that record date. Accordingly, two or more regular record dates may correspond to a single regular dividend payment date. In particular, the January 1, 2 and 3, 2027 record dates will correspond to the January 4, 2027 payment date. A holder of shares issued after the close of business on the applicable regular record date for a declared dividend will not be entitled to that dividend with respect to such shares.

6. “The Offering”—Regular Dividends (stated amount, payment cadence, calculation, compounded dividends and deferral)).

The following paragraphs shall replace, in their entirety, the disclosure opposite the caption “Regular Dividends” under the heading “The Offering” in the STRK Stock Annex:

The STRK Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a rate per annum equal to 8.00% on the $100 stated amount per share of STRK Stock, regardless of whether or not declared or funds are legally available for their payment. Through December 31, 2026, regular dividends will continue to be payable quarterly, when, as and if declared, with the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, subject to the other provisions described in this STRK Stock Annex, regular dividends are payable when, as and if declared by our board of directors, out of funds legally available for their payment to the extent paid in cash, in arrears on each regular dividend payment date to preferred stockholders of record as of the close of business on the regular record date or dates corresponding to that payment date. Regular dividends accumulate in respect of every calendar-day regular record date, including days on which no regular dividend payment date is scheduled. Declared regular dividends may be paid, at our election, in cash, shares of our class A common stock or a combination of the two as otherwise described in this STRK Stock Annex.

Declared regular dividends on the STRK Stock are payable, at our election, in cash, shares of our class A common stock or a combination of cash and shares of our class A common stock, in the manner, and subject to the provisions, described in this STRK Stock Annex. If we elect to pay any portion of a declared regular dividend in shares of our class A common stock, then those shares will be valued at 95% of the “daily VWAP” (as defined in this STRK Stock Annex) per share of class A common stock on the third “VWAP trading day” (as defined in this STRK Stock Annex) preceding the regular dividend payment date for such regular dividend, which we refer to as “regular dividend stock price.” However, notwithstanding anything to the contrary, in no event will the total number of shares of class A common stock issuable per share of STRK Stock as payment for a declared regular dividend exceed an amount equal to (x) the total dollar amount of such declared regular dividend per share of STRK Stock (including, for the avoidance of doubt, the portion thereof that we have elected to pay in shares of class A common stock), divided by (y) the “floor price” (as defined in this STRK Stock Annex). If the number of shares that we deliver is limited as a result of this provision, then we will, to the extent we are legally able to do so and not prohibited by the terms of any “dividend senior stock” (as defined in this STRK Stock Annex), declare and pay the related deficiency in cash. For the avoidance of doubt, to the extent we fail to pay such deficiency in cash, the amount of such deficiency will constitute unpaid regular dividends and will accumulate compounded dividends as described in this STRK Stock Annex. The initial floor price is $119.03 per share of class A common stock and is subject to adjustment in the manner described in this STRK Stock Annex. In lieu of delivering any fractional share of class A common stock otherwise issuable as payment for all or any portion of a declared dividend that we have duly elected to pay in shares of class A common stock, we will, to the extent we are legally able to do so and not prohibited by the terms of any dividend senior stock, pay cash based on the daily VWAP per share of our class A common stock on the third VWAP trading day preceding the regular dividend payment date for such regular dividend.

Regular dividends will be computed for each regular record date using the monthly regular dividend rate per annum and the applicable semi-monthly dividend period: the first through the 15th day of a calendar month, and the 16th through the last day of a calendar month. Regular dividends that accumulate for each semi-monthly dividend period will be calculated based on the product of the stated amount per share of STRK Stock and one-24th of the applicable regular dividend rate per annum, which will be allocated evenly over the number of calendar days during that semi-monthly period. For all but the last regular record dates in a semi-monthly dividend period, if the amount of accumulated regular dividends per share of STRK Stock includes a fraction of a cent, then such amount will be rounded down to the nearest cent per share of STRK Stock, and the related fractional cent will be carried forward in calculating the amount of regular dividends that accumulate for the next calendar day in the relevant semi-monthly dividend period. The rounding described in the previous sentence will not apply to the calculation of the amount of accumulated regular dividends for the final calendar day of any semi-monthly dividend period. The calculation is described in greater detail below under “Description of STRK Stock—Regular Dividends—Generally.”

If any accumulated regular dividends (or any portion thereof) on the STRK Stock are not paid on the last regular dividend payment date of a calendar quarter (or, if that regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividends, compounded quarterly at the regular dividend rate of 8.00% per annum on the last regular dividend payment date of each subsequent calendar quarter, calculated as described under “Description of STRK Stock—Regular Dividends—Generally.”

We expect to fund any dividends paid in cash on the STRK Stock primarily through at-the-market offerings of our class A common stock. We may also fund such dividends using cash held in our U.S. dollar reserve (“USD Reserve”) or through additional capital raising activities, including but not limited to at-the-market offerings of our STRD Stock and other dividend junior stock, or other equity or debt financings. See “Risk Factors—Risks Relating to the STRK Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRK Stock, or we may choose not to pay dividends on the STRK Stock. In addition, regulatory and contractual restrictions, as well as the terms of our existing or future preferred stock, may prevent us from declaring or paying dividends.”

7. “The Offering”—Optional Redemption.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRK Stock” opposite the caption “Optional Redemption” under the heading “The Offering” in the STRK Stock Annex:

The redemption price for any STRK Stock to be redeemed pursuant to an optional redemption will be a cash amount equal to the liquidation preference of the STRK Stock to be redeemed as of the business day immediately before the date we send the related redemption notice, plus accumulated and unpaid regular dividends to, and including, the regular record date immediately before the redemption date.

8. “The Offering”—Redemption Upon Tax Event.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRK Stock” opposite the caption “Redemption Upon Tax Event” under the heading “The Offering” in the STRK Stock Annex:

The redemption price for any STRK Stock to be redeemed pursuant to a tax redemption will be a cash amount equal to (i) the greater of (1) the liquidation preference of the STRK Stock to be redeemed as of the business day immediately before the date we send the related redemption notice and (2) the average of the last reported sale prices per share of STRK Stock for the five consecutive trading days ending on, and including, the trading day immediately before the date on which we send the related redemption notice, plus (ii) accumulated and unpaid regular dividends to, and including, the regular record date immediately before the redemption date.

9. “The Offering”—Repurchase at the Option of the Preferred Stockholders After a Fundamental Change.

The following sentence shall replace, in its entirety, the sentence beginning “If a ‘fundamental change’” opposite the caption “Repurchase at the Option of the Preferred Stockholders After a Fundamental Change” under the heading “The Offering” in the STRK Stock Annex:

If a “fundamental change” (as defined in this STRK Stock Annex) occurs, then, except as described in this STRK Stock Annex, preferred stockholders will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRK Stock at a cash repurchase price equal to the stated amount of the STRK Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, to, and including, the regular record date immediately before the fundamental change repurchase date.

10. “The Offering”—Voting Rights.

The following sentence shall replace, in its entirety, the sentence beginning “If less than the full amount of accumulated” opposite the caption “Voting Rights” under the heading “The Offering” in the STRK Stock Annex:

If less than the full amount of accumulated and unpaid regular dividends on the outstanding STRK Stock has been declared and paid as of the close of business on the last regular dividend payment date of each of (i) four or more consecutive calendar quarters and (ii) eight or more consecutive calendar quarters, then, in each case, subject to the other provisions described in this STRK Stock Annex, the authorized number of our directors will automatically increase by one (or we will vacate the office of one director) and the holders of the STRK Stock, voting together as a single class with holders of any voting parity stock having similar voting rights then exercisable, will have the right to elect one preferred stock director.

11. “Risk Factors”—dividend non-payment voting rights.

The following sentence shall replace, in its entirety, the sentence beginning “For example, holders of STRK Stock, as such” under the risk factor caption “The STRK Stock has only limited voting rights” in the STRK Stock Annex:

For example, holders of STRK Stock, as such, do not have the right to vote in the general election of our directors, although those holders will have a limited right, voting together with holders of any voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, to elect one director upon the occurrence of each of the following events: (i) if, as of the close of business on the last regular dividend payment date of each of four or more consecutive calendar quarters, less than all accumulated and unpaid regular dividends through the corresponding regular record dates have been declared and paid; and (ii) if the same failure has occurred as of the close of business on the last regular dividend payment date of each of eight or more consecutive calendar quarters.

12. “Description of STRK Stock—Payments on the STRK Stock” (physical certificate instructions).

The following sentence shall replace, in its entirety, the sentence beginning “To be timely” under the caption “Payments on the STRK Stock” in the STRK Stock Annex:

To be timely, a written request referred to in the first bullet point above must be delivered no later than the close of business on the date that is 15 calendar days immediately before the date the applicable payment is due.

13. “Description of STRK Stock—Payments on the STRK Stock” (business-day delay).

The following sentence is added after the paragraph beginning “If the due date for a payment” under the caption “Payments on the STRK Stock” in the STRK Stock Annex:

For the avoidance of doubt, if a regular dividend payment date for a declared regular dividend was scheduled to be, but is not in fact, a business day, the related declared regular dividend may be paid on the immediately following business day with the same force and effect as if paid on that date, even if the following business day is a regular dividend payment date for another declared regular dividend, and such delay will not affect the calculation of accumulated or payable regular dividends.

14. “Description of STRK Stock—Regular Dividends—Generally.”

The text under the sub-caption “Generally” under the caption “Regular Dividends” in the STRK Stock Annex is hereby amended and restated in its entirety to read as follows:

The STRK Stock accumulates cumulative dividends (which we refer to as “regular dividends”) at a rate per annum equal to 8.00% (such rate per annum, the “regular dividend rate”) on the “stated amount” (as defined below under the caption “—Definitions”) thereof (and, to the extent described below, on unpaid regular dividends), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such regular dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “—Definitions”), out of funds legally available for their payment to the extent paid in cash, in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to preferred stockholders of record as of the close of business on the “regular record date” or dates (as defined below under the caption “—Definitions”) corresponding to such payment date.

Subject to the computation provisions described below, regular dividends will accumulate in respect of each regular record date. Each calendar day from, and including, January 1, 2027 will be a regular record date, including Saturdays, Sundays and holidays. The regular dividend payment date corresponding to each regular record date will be the first regular dividend payment date occurring after such record date. Two or more regular record dates may correspond to a single regular dividend payment date, in which case regular dividends payable on that payment date (if declared in full) will include the amounts accumulated in respect of all such record dates, together with compounded dividends, if applicable.

Regular dividends will accumulate from, but excluding, the latest regular record date corresponding to the last date to which regular dividends have been paid, to, and including, the latest regular record date corresponding to the next regular dividend payment date. For the regular dividend payment date occurring on January 4, 2027, regular dividends will accumulate from, but excluding, December 31, 2026, together, if the final pre-amendment dividend has not been declared and paid in full as described below, with accumulated regular dividends on that unpaid amount determined under the original amended certificate of designations. Subject to the terms applicable to newly issued STRK Stock, shares issued at or before the close of business on the relevant regular record date for a declared dividend will be entitled to that dividend (including the amount accumulated before their issuance), while shares issued after that time will not.

Notwithstanding anything to the contrary in this STRK Stock Annex, the regular dividend payable in respect of the December 31, 2026 regular dividend payment date under the original amended certificate of designations (the “final pre-amendment dividend”) will be calculated and paid, and, to the extent applicable, accumulate, in accordance with the original amended certificate of designations. The regular record date for that dividend under the original amended certificate of designations is December 15, 2026.

Declared regular dividends on the STRK Stock will be payable, at our election, in cash, shares of our class A common stock or a combination thereof, in the manner, and subject to the provisions, described below under “—Method of Payment.” References in this “Description of STRK Stock” section to dividends “paid” include dividends properly paid in shares of our class A common stock.

If any accumulated regular dividends (or any portion thereof) on the STRK Stock are not paid on the last regular dividend payment date of a calendar quarter (or, if that date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of unpaid regular dividends, compounded quarterly at the regular dividend rate on the last regular dividend payment date of each subsequent calendar quarter, calculated as described below, from, but excluding, the latest regular record date corresponding to the defaulted regular dividend payment date to, and including, the latest regular record date corresponding to the date those amounts, including all compounded dividends thereon, are paid in full.

Each reference in this STRK Stock Annex to accumulated or unpaid regular dividends includes any compounded dividends thereon. Each payment of declared regular dividends on the STRK Stock will be applied to the earliest regular dividend payment date for which regular dividends have not yet been paid.

Subject to the calculation provisions described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder,” the amount of regular dividends that accumulate in respect of each regular record date (the “reference regular record date” for these purposes) will be calculated by reference to the semi-monthly dividend period containing that date. Each semi-monthly dividend period consists of the first through the 15th calendar day of a month, and the 16th through the last calendar day of a month. The amount of regular dividends accumulating on each share in respect of a reference regular record date, excluding compounded dividends, will be calculated in accordance with the following formula:

where S is the stated amount per share of STRK Stock; DR is the monthly regular dividend rate per annum applicable to the monthly regular dividend rate period containing such reference regular record date; N is the number of calendar days in the semi-monthly dividend period containing such reference regular record date; n is the total number of calendar days from, and including, the first calendar day of that semi-monthly dividend period to, and including, such reference regular record date; and Dx is the amount of regular dividends that accumulate on each outstanding share of STRK Stock in respect of the regular record date occurring on the xth calendar day of such semi-monthly dividend period (determined in accordance with the provision described in this sentence, and rounded as set forth in the next paragraph), except that D0 will be deemed to be equal to zero.

The amount Dn determined in accordance with the foregoing formula will be expressed as a dollar amount that, before the applicable calculation and rounding for each preferred stockholder described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder,” (i) will not be rounded if the reference regular record date is the last regular record date occurring in the applicable semi-monthly dividend period and (ii) otherwise will be rounded down to the nearest cent if such dollar amount includes a fractional cent. Accordingly, fractional cents rounded down on earlier regular record dates will be carried forward in the calculation for subsequent regular record dates within the same semi-monthly dividend period. Before rounding, and excluding compounded dividends, the aggregate amount of regular dividends that accumulate on one share for a full semi-monthly dividend period will equal one-24th of the product of the stated amount and the applicable monthly regular dividend rate per annum.

For purposes of computing compounded dividends on any unpaid regular dividends, the same calculation will apply as if the unpaid dividend were included in the stated amount per share of STRK Stock. For purposes of computing accumulated and unpaid regular dividends included in the redemption price, fundamental change repurchase price or liquidation payment through the applicable regular record date, the same formula will apply as if such record date corresponded to a payment date, without the daily rounding described above; amounts will instead be rounded only at the preferred-stockholder level as described under “—Calculations—Calculations Aggregated for Each Preferred Stockholder.”

The certificate of designations does not require us to declare or pay regular dividends on the STRK Stock, even if funds are legally available for their payment, except as described in the next paragraph. Accordingly, we may choose not to declare regular dividends on the STRK Stock. See “Risk Factors—Risks Relating to the STRK Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRK Stock, or we may choose not to pay dividends on the STRK Stock. In addition, regulatory and contractual restrictions, as well as the terms of our existing or future preferred stock, may prevent us from declaring or paying dividends.”

If we sell shares of our class A common stock for cash through a registered public offering (including an at-the-market offering or follow-on offering) during the 90 calendar days preceding the 15th calendar day of the last calendar month of any calendar quarter, then, except to the extent previously declared and either paid or set aside for payment, and subject to the terms of any dividend senior stock, we will declare and pay on or before the last regular dividend payment date of that calendar quarter unpaid regular dividends accumulated through the latest regular record date corresponding to that payment date, including compounded dividends, if any, to the extent the net proceeds from those sales during that 90-day period are sufficient to pay such unpaid regular dividends. To the extent funds legally available for payment are insufficient, and subject to the other limitations described under “—Method of Payment,” payments may instead be made in shares of class A common stock to the extent permissible and available. For these purposes, and for the avoidance of doubt, but without limitation, none of the following will constitute a sale of shares of our class A common stock:

•	the issuance or sale of any securities that are convertible into, or exchangeable or exercisable for, class A common stock;

•	the issuance of any shares of our class A common stock upon the conversion, exchange or exercise of any securities referred to in the preceding bullet point; and

•	the issuance or sale of any securities pursuant to a registration statement on Form S-8 (or any successor form).

For the avoidance of doubt, to the extent we fail to pay any portion of such regular dividend in cash or shares of our class A common stock due to the limitations described in the preceding paragraph, such portion of such regular dividend will constitute unpaid regular dividends and will accumulate compounded dividends as described under the sixth paragraph under this “—Regular Dividends—Generally” section.

Under the new daily dividend schedule effective January 1, 2027 for STRK Stock, STRK Stock will have a dividend record date on every calendar day, including weekends and market and bank holidays.

However, for shares cleared through The Depository Trust Company (“DTC”), a record date that falls on a weekend or other DTC holiday will be deemed by DTC to fall on the immediately preceding day that is not a DTC holiday.

An ex-dividend date is the first day on which shares trade without the right to receive a particular dividend. For shares traded on Nasdaq, the ex-dividend date is generally the same day as the record date, if it falls on a trading day. As a result, if multiple daily dividends have record dates that fall on consecutive DTC holidays, then DTC will deem those dividends to share a single record date on the last preceding day that is not a DTC holiday, and Nasdaq will treat them as sharing a single ex-dividend date on the last preceding trading day. They will be paid together on the same payment date.

For example, dividends with record dates of January 8, 9 and 10, 2027—a Friday, Saturday and Sunday—would all be deemed by DTC to have a record date of Friday, January 8, which Nasdaq will also treat as the ex-dividend date for all three. All three dividends would be paid on Monday, January 11. We expect that an investor who executes a buy order for such shares on Friday, January 8 will not receive any of the three dividends. We expect that an investor who executes a sale transaction for such shares on Friday, January 8 will still receive all three.

Dividend entitlement may differ for shares that are not cleared through DTC or that are traded on venues other than Nasdaq that offer weekend or market holiday trading. These differences will depend on the trading, clearing and settlement arrangements of the relevant clearing platform or venue. Individual brokers may also have policies and procedures that result in different treatment. Investors should consult their brokers.

15. “Description of STRK Stock—Regular Dividends—Method of Payment” (conforming references).

The references to the “fourth paragraph” under “—Regular Dividends—Generally” under the subcaption “—Method of Payment” are replaced by a reference to the “sixth paragraph” under the caption “—Regular Dividends—Generally.”

16. “Description of STRK Stock—Regular Dividends—Treatment of Dividends Upon Repurchase Upon Fundamental Change, Conversion or Redemption.”

The following sentence shall replace, in its entirety, the first sentence under the sub-caption “Treatment of Dividends Upon Repurchase Upon Fundamental Change, Conversion or Redemption” in the STRK Stock Annex:

If the “fundamental change repurchase date” (as defined below under “—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRK Stock”), “conversion date” (as defined below under “—Definitions”) or redemption date of any share of STRK Stock to be repurchased, converted or redeemed is after a regular record date for a declared regular dividend on the STRK Stock and on or before the corresponding regular dividend payment date, then the holder of that share at the close of business on that regular record date will be entitled, notwithstanding such repurchase, conversion or redemption, to receive, on or, at our election, before that payment date, such declared regular dividend on that share.

17. “Description of STRK Stock—Regular Dividends—Priority of Dividends; Limitation on Junior and Parity Payments; No Participation Rights—Limitation on Dividends on Parity Stock.”

The following two bullet points shall replace, in their entirety, the two bullet points under the sub-caption “Limitation on Dividends on Parity Stock” in the STRK Stock Annex:

•

less than all accumulated and unpaid regular dividends on the outstanding STRK Stock have been declared and paid as of the close of business on the last regular dividend payment date of any calendar quarter; or

•

our board of directors declares a regular dividend on the STRK Stock in respect of the last regular dividend payment date of any calendar quarter that is less than the total amount of unpaid regular dividends on the outstanding STRK Stock that would accumulate to, and including, the latest regular record date corresponding to such regular dividend payment date,

18. “Description of STRK Stock—Regular Dividends—Priority of Dividends; Limitation on Junior and Parity Payments; No Participation Rights—Limitation on Certain Payments.”

The following sentence shall replace, in its entirety, the first sentence under the sub-caption “Limitation on Certain Payments” in the STRK Stock Annex:

If any STRK Stock is outstanding, no dividends or distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our junior stock, and neither we nor any of our subsidiaries will purchase, redeem or otherwise acquire for value any of our junior stock or dividend parity stock, in each case unless all accumulated regular dividends, if any, on the outstanding STRK Stock that have accumulated to, and including, the regular record date immediately before the last regular dividend payment date of the last completed calendar quarter have been paid in full.

19. “Description of STRK Stock—Rights Upon Our Liquidation, Dissolution or Winding Up.”

The following shall replace, in its entirety, the second bullet under the caption “Rights Upon Our Liquidation, Dissolution or Winding Up” in the STRK Stock Annex:

•	all unpaid regular dividends (including compounded dividends), if any, that will have accumulated on that share to, and including, the regular record date immediately before the date of payment.

20. “Description of STRK Stock—Redemption at Our Option—Redemption Price.”

The following paragraphs shall replace, in their entirety, the two paragraphs under the sub-caption “Redemption Price” in the STRK Stock Annex:

The redemption price for a share of STRK Stock called for optional redemption will equal (i) the liquidation preference of such share as of the business day immediately before the date we send the related redemption notice, plus (ii) accumulated and unpaid regular dividends on that share to, and including, the regular record date immediately before the redemption date. However, if the redemption date is after a regular record date for a declared regular dividend on the STRK Stock and on or before its corresponding regular dividend payment date, then (a) the holder of that share at the close of business on such record date will be entitled, notwithstanding the redemption, to receive that declared dividend on or, at our election, before its corresponding regular dividend payment date; and (b) the amount in clause (ii) above will instead equal the excess, if any, of accumulated and unpaid regular dividends on such share to, and including, the regular record date immediately before such redemption date over the amount of that declared dividend.

The redemption price for a share of STRK Stock called for tax redemption will equal (i) the greater of (a) the liquidation preference of such share as of the business day immediately before the date we send the related redemption notice and (b) the average of the last reported sale prices per share of STRK Stock for the five consecutive trading days ending on, and including, the trading day immediately before the date on which we send the related redemption notice, plus (ii) accumulated and unpaid regular dividends on that share to, and including, the regular record date immediately before the redemption date. However, if the redemption date is after a regular record date for a declared regular dividend on the STRK Stock and on or before its corresponding regular dividend payment date, then (a) the holder of that share at the close of business on such record date will be entitled, notwithstanding the redemption, to receive that declared dividend on or, at our election, before its corresponding payment date; and (b) the amount in clause (ii) above will instead equal the excess, if any, of accumulated and unpaid regular dividends on such share to, and including, the regular record date immediately before such redemption date over the amount of that declared dividend.

21. “Description of STRK Stock—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRK Stock—Generally.”

The following paragraph shall replace, in their entirety, the paragraph beginning “The repurchase price” under the sub-caption “Generally” in the STRK Stock Annex:

The repurchase price (the “fundamental change repurchase price”) for a share of STRK Stock tendered for repurchase will equal (i) the stated amount of that share plus (ii) accumulated and unpaid regular dividends on that share to, and including, the regular record date immediately before the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date for a declared regular dividend on the STRK Stock and on or before its corresponding regular dividend payment date, then (a) the holder of that share at the close of business on such record date will be entitled, notwithstanding the repurchase, to receive that declared dividend on or, at our election, before its corresponding payment date; and (b) the amount in clause (ii) above will instead equal the excess, if any, of accumulated and unpaid regular dividends on such share to, and including, the regular record date immediately before such fundamental change repurchase date over the amount of that declared dividend.

22. “Description of STRK Stock—Conversion Rights—Treatment of Dividends Upon Conversion.”

The text under the sub-caption “Treatment of Dividends Upon Conversion” in the STRK Stock Annex is hereby amended and restated in its entirety to read as follows:

We will not adjust the conversion rate to account for any accumulated and unpaid dividends on any STRK Stock being converted.

Notwithstanding anything to the contrary, if the conversion date of any share of STRK Stock is after a regular record date for a declared regular dividend on the STRK Stock and on or before the corresponding regular dividend payment date, then the holder of that share at the close of business on the regular record date will be entitled, notwithstanding the conversion, to receive on or, at our election, before the corresponding regular dividend payment date, that declared regular dividend. The holder converting that share will not be required to deliver cash in respect of that declared dividend.

23. “Description of STRK Stock—Conversion Rights—Conversion Procedures.”

The following bullet point is deleted in its entirety from each of the lists of requirements for converting a beneficial interest in a global certificate and for converting any STRK Stock represented by a physical certificate under the sub-caption “Conversion Procedures”:

•	if applicable, pay any declared regular dividend payable on the next regular dividend payment date, as described above under the caption “—Treatment of Dividends Upon Conversion”; and

24. “Description of STRK Stock—Calculations—Calculations Aggregated for Each Preferred Stockholder.”

In the paragraph beginning “The composition of the consideration due upon conversion,” the phrase “the related regular record date” is replaced with “the regular record date or dates corresponding to such regular dividend payment date.”

25. “Description of STRK Stock—Definitions”—“Business day.”

The following shall replace, in its entirety, the definition of “Business day” in the STRK Stock Annex:

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed; provided, however, that solely for purposes of determining whether a day is a regular dividend payment dates (and dates determined by reference to those dates), we may elect to designate any additional day as a business day. An election or rescission requires notice to preferred stockholders, may not have retroactive effect or alter payment dates already determined for a calendar month, and may not rescind a day that would otherwise qualify as a business day. The election may be made for specific days, categories of days, days meeting specified conditions or future periods, and notice may be provided as described under “—Notices,” in a press release or through another widely disseminated medium we then use, including our website.

26. “Description of STRK Stock—Definitions”—“Regular dividend payment date.”

The following shall replace, in its entirety, the definition of “Regular dividend payment date” in the STRK Stock Annex:

“Regular dividend payment date” means, for any calendar month, each day within such month that, as of the first business day immediately preceding the first calendar day of that month (or, if earlier, the date the first regular dividend for such month is declared), is scheduled to be a business day, subject to our right to designate additional business days as described under “—Regular Dividends—Generally”; provided, however, that the first regular dividend payment date after the amendment and restatement effective time will be January 4, 2027 (or such other date specified in the certificate representing the applicable share of STRK Stock).

27. “Description of STRK Stock—Definitions”—“Regular record date.”

The following shall replace, in its entirety, the definition of “Regular record date” in the STRK Stock Annex:

“Regular record date” means each calendar day from, and including, January 1, 2027.

28. “Description of STRK Stock—Definitions”—“Regular dividend non-payment event.”

The following shall replace, in its entirety, the definition of “Regular dividend non-payment event” in the STRK Stock Annex:

A “regular dividend non-payment event” will be deemed to occur upon (i) less than the full amount of accumulated and unpaid regular dividends to, and including, the latest regular record date corresponding to the last regular dividend payment date of each of four or more consecutive calendar quarters having been declared and paid as of the close of business on such last regular dividend payment dates; or (ii) the same failure occurring in each of eight or more consecutive calendar quarters. A regular dividend non-payment event that has occurred will continue until all accumulated and unpaid regular dividends on the outstanding STRK Stock have been paid in full. A regular dividend will be deemed paid if declared and consideration in kind and amount sufficient to pay it in accordance with the certificate of designations has been set aside for the benefit of the holders entitled thereto. The events in clauses (i) and (ii) are separate non-payment events, each providing for a separate right to appoint a preferred stock director.

29. “Description of STRK Stock—Definitions”—“Regular dividend period.”

The definition of “Regular dividend period” in the STRK Stock Annex is deleted in its entirety. References to such term relating to the post-amendment dividend framework are superseded by the applicable references to “semi-monthly dividend period,” “regular record date,” “regular dividend payment date” or calendar quarter, as appropriate.

30. “Description of STRK Stock—Definitions”—new terms.

The following definitions are added, in alphabetical order, under “—Definitions” in the STRK Stock Annex:

“Amendment and restatement effective time” means January 1, 2027 at 12:01 a.m., Eastern time.

“Final pre-amendment dividend” has the meaning set forth under the caption “—Regular Dividends—Generally.”

“Original amended certificate of designations” means the Certificate of Designations of the STRK Stock filed with the Secretary of State of the State of Delaware on February 5, 2025, as amended by the Certificate of Amendment dated July 7, 2025.

“Semi-monthly dividend period” means (a) each period from, and including, the first calendar day of a calendar month to, and including, its 15th calendar day and (b) each period from, and including, the 16th calendar day to, and including, the last calendar day of that month; provided, however, that the initial semi-monthly dividend period will be January 1 through January 15, 2027.

FORWARD-LOOKING STATEMENTS

This Supplement No. 1 to the STRK Stock Annex, the STRK Stock Annex, the base prospectus supplement and the prospectus, and the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical facts, including statements concerning the STRK Dividend Amendment and the timing, cadence and amount of future regular dividends, may be forward-looking statements. Words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “targeted,” “goal” and variations of such words or similar expressions are intended to identify forward-looking statements.

The forward-looking statements are not historical facts, are based upon our current expectations, beliefs, estimates and projections and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control, and are subject to a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements. These risks, uncertainties and other important factors include those described under the caption “Risk Factors” in the STRK Stock Annex and under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 filed with the SEC on May 6, 2026 and August 3, 2026, respectively, each of which is incorporated by reference into the accompanying base prospectus supplement and prospectus. The forward-looking statements made herein relate only to events as of the date on which the statements are made. Except as may be required by law, we undertake no obligation to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.